Exhibit 6.1
                                CONTRACT FOR SALE
                                   OR PROPERTY



           AGREEMENT made by and between Rochkes, Inc., Seller, and Global-Chase Industries, Inc., Buyer.

          For good consideration it is agreed between the parties that:

     1. Seller agrees to sell, and Buyer agrees to buy the following described property:

              90,000 SETS OF WILDLIFE ARTWORK IMAGES.

     2. Buyer agrees to pay to Seller the total purchase price of $4,500,000 as evidenced by the attached Note.

     3. Seller warrants it has full legal title to said property, authority to sell same, and that said property shall be sold free and clear of all liens, encumbrances and claims except as disclosed.

     4. Said property is sold in "as is" condition, Seller disclaiming any warranty of merchantability or working order or condition of the property except that it shall be sold in its present condition.

     5. This agreement shall be binding and inure to the benefit of the parties, their successors, assigns and personal representatives.

          SIGNED under seal this 20th day of July 1996.




     -------------------------------------
     ROCHKES, INC.



     -------------------------------------
     GLOBAL-CHASE INDUSTRIES, INC.


                                 PROMISSORY NOTE

$4,500.00                                                           Minneapolis,
Minnesota
                                                                   July 20, 1996


         FOR VALUE RECEIVED, the undersigned, a Minnesota corporation promises to pay to the order of Rochkes, Inc., the principal sum for Four Million Five Hundred Thousand ($4,500.00) Dollars, together with interest on the unpaid principal balance at a rate of Eight percent (8%) per annum, for Artwork further described in the attached Bill of Sale. Additional terms of this Agreement are outlined in Exhibit "A."

         Upon default in the payment of any amount due hereunder, the whole of the principal sum then remaining unpaid and all interest accrued thereon shall, at the option of the holder hereof, become immediately due and payable upon demand. Failure to exercise this option shall not constitute a waiver of the right to exercise this option at a later date.

         In the event of default hereunder, the undersigned agrees to pay all costs and expenses of collection, including reasonable attorneys' fees.

         The undersigned agrees to pay this Note and waives demand, presentment, protest, and notice of dishonor, and exonerates the holder hereof from any duty and obligation to make demand on anyone for payment or to give notice to anyone of non-payment hereof and further consents to the extension, renewal, exchange, surrender or release of this Note or any person bound hereunder by the holder hereof.

         The undersigned promisor and each and every person who has provided security for, or has otherwise acted as an accommodation party in connection with the indebtedness evidenced by this Note at any time without penalty.

         This Note shall be governed by and construed in accordance with the laws of the State of Minnesota.




     GLOBAL-CHASE INDUSTRIES, INC.
     BY: ROBERT SEVERSON, PRESIDENT



     Exhibit "A" to the Note dated July 20, 1996 between Rochkes, Inc., and Global-Chase Industries, Inc.

ADDITIONAL TERMS AND CONDITIONS OF THE NOTE:


         1. During the first twelve (12) months of this Note, there shall be no principal or interest payable, interest will begin to accrue beginning in the thirteenth (13) month. Interest will be paid annually after 12 months. Starting with the thirty first (31) month, there shall be payments of $100,000 per month which will be applied first toward interest then toward principal. The entire balance of the Note will be due and payable on July 20, 2001.

         2. It is agreed that Seller may chose to exercise an option to convert all or a portion of this Note into a stock option of Global-Chase Industries, Inc., upon terms which will be determined between the parties at any time during the first Eight (8) months of this Note. For this option, Seller agrees that it will grant Buyer an Eighteen (18) month extension upon terms that are acceptable to Seller.

     We have read and agree to the above terms and conditions of the Note.



     ROCHKES, INC.



     GLOBAL-CHASE INDUSTRIES, INC.